PARK PLACE ENERGY (CANADA) INC.

November 30, 2007

Great Northern Oilsands Inc.
600 – 595 Hornby Street
Vancouver, BC V6C 2E8

Attention:               David Lane

Re:      Settlement of Indebtedness

This letter will serve to confirm the basis upon which Great Northern Oilsands Inc. (“Great Northern”) and Park Place Energy Inc. (“Park Place”) have agreed to settle an outstanding indebtedness of $363,542 (the “Debt”) which it is acknowledged is owing by Great Northern to Park Place as of the date hereof, which Debt represents the entire indebtedness of Great Northern to Park Place as of the date hereof. In this regard we confirm that Great Northern shall assign all its right, title and interest in and to that Participation Agreement between Great Northern and Montello Resources Ltd. dated August 8, 2007 respecting the Morgan Highpoint Project Lands (the “Lands”). In connection with such assignment Park Place hereby grants to Great Northern a 1% overriding royalty on Park Place’s share of production from the Lands to be calculated in accordance with the CAPL 1997 Overriding Royalty Procedure.

Accepting the above accurately details your understanding of our agreement in this regard, could you please execute this letter where indicated and return same at your earliest convenience. On receipt we shall proceed to generate the formal documents necessary to give effect to the assignments and overriding royalty provided for herein however confirm that this letter of agreement constitutes a binding agreement on both parties.

PARK PLACE ENERGY (CANADA) INC.

Per:	/s/ David Stadnyk
Authorized Signatory

Acknowledged and agreed to this 30th day of November, 2007.

GREAT NORTHERN OILSANDS INC.

Per:	/s/ David Lane
Authorized Signatory